Exhibit 16.1

KPMG LLP

Suite 900

55 Beattie Place

Greenville, SC 29601-2106

August 26, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for KEMET Corporation and, under the date of June 30, 2009, we reported on the consolidated financial statements of KEMET Corporation as of and for the years ended March 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of March 31, 2009. On August 21, 2009, we were dismissed. We have read KEMET Corporation’s statements included under Item 4.01 of its Form 8-K dated August 26, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with KEMET Corporation’s statements in the first paragraph that the change was approved by the Board of Directors and the audit committee of the Board of Directors in accordance with the Charter of the Audit Committee or with any of the statements regarding Deloitte & Touche S.p.A or Ernst & Young LLP.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.